Exhibit 10.6

Quatech, Inc.

and

DPAC Technologies Corp.

Senior Subordinated Note And Warrant

Purchase Agreement

Dated as of January 31, 2008

TABLE OF CONTENTS

Section 1.	DEFINED TERMS		2
Section 2.	PURCHASE AND SALE OF THE SECURITIES		2
Section 3.	CONDITIONS TO CLOSING		2
	3.1	Preferred Stock Transaction	2
	3.2	Execution and Delivery of Related Documents	3
	3.3	Certificates, Opinions, and Other Documents	3
	3.4	Disbursements and Deliveries	4
	3.5	Other	4
	3.6	Post-Closing Items	4
Section 4.	REPRESENTATIONS AND WARRANTIES OF EACH COMPANY		5
	4.1	Organization and Good Standing	5
	4.2	Corporate Power	5
	4.3	Subsidiaries and Joint Ventures	5
	4.4	Capitalization	5
	4.5	Authorization; Enforceability	6
	4.6	No Conflict	6
	4.7	Consents	7
	4.8	Title to and Condition of Properties and Assets	7
	4.9	Books and Records	7
	4.10	Financial Statements	7
	4.11	Undisclosed Liabilities	7
	4.12	Material Adverse Change; Material Events	7
	4.13	Accounts; Inventory	8
	4.14	Taxes	9
	4.15	Intellectual Property	9
	4.16	Material Contracts	9
	4.17	Insurance	10
	4.18	Compliance with Laws	10
	4.19	Licenses and Permits	10
	4.20	Environmental Warranties	10
	4.21	Labor Relations	11
	4.22	Employee Benefit Plans	11
	4.23	Customers and Suppliers	11
	4.24	Brokerage Fee	12
	4.25	Full Disclosure	12
	4.26	Use of Proceeds	12
	4.27	Lien Priority	12
Section 5.	REPRESENTATIONS AND WARRANTIES OF PURCHASER		12
	5.1	Organization	12
	5.2	Authorization; Enforceability	12
	5.3	No Conflicts	13
	5.4	Consents	13
	5.5	Experience	13
	5.6	Investment Intent	13

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	5.7	Rule 144	13
	5.8	Knowledge of Purchaser	14
Section 6.	FINANCIAL REPORTING		14
	6.1	Financial and Corporate Reports	14
	6.2	Other Information	15
	6.3	Rule 144A	15
	6.4	Preparation of Financial Statements in Accordance with GAAP	15
	6.5	Changes in Practices, Policies and Procedures	15
	6.6	Notice of Certain Events	16
	6.7	Books, Records, Audits and Inspections	16
Section 7.	AFFIRMATIVE COVENANTS		17
	7.1	Insurance	17
	7.2	Payment of Taxes and Claims	17
	7.3	Compliance with Laws	17
	7.4	Preservation of Existence and Licenses	17
	7.5	Maintenance of Assets	18
	7.6	Performance of Contracts	18
	7.7	Employee Benefit Plans	18
	7.8	Continuation of Business	18
	7.9	Board Observer Rights	18
	7.10	Use of Proceeds	18
Section 8.	NEGATIVE COVENANTS		18
	8.1	Other Indebtedness	18
	8.2	Prepayments	19
	8.3	Liens	19
	8.4	Capital Expenditures	19
	8.5	Investments	19
	8.6	Merger and Consolidation; Acquisitions	19
	8.7	Subsidiaries	19
	8.8	Sales and Leasebacks	20
	8.9	Transfers, Liquidations and Dispositions of Substantial Assets	20
	8.10	Capital Stock; Registration Rights	20
	8.11	Restricted Payments	20
	8.12	Organizational and Business Activities	20
	8.13	Transactions with Affiliates	20
	8.14	Change in Control	21
	8.15	Employee Benefit Plans	21
	8.16	Change in Principal Office	21
	8.17	Senior Loan	21
	8.18	Organizational Documents	21
	8.19	Other Acts	21
Section 9.	FINANCIAL TESTS		21
	9.1	Funded Debt to EBITDA	22
	9.2	Fixed Charge Coverage Ratio	22
	9.3	Effective Tangible Net Worth	22
Section 10.	EVENTS OF DEFAULT		22

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Section 11.	INDEMNIFICATION BY THE COMPANY		22
Section 12.	MISCELLANEOUS		23
	12.1	Amendment, Modification or Restatement	23
	12.2	Waiver of Compliance	24
	12.3	Consent or Approval of Purchaser	24
	12.4	Forbearance	25
	12.5	No Implied Rights or Waivers	25
	12.6	Payment of Fees and Expenses	25
	12.7	Entire Agreement	26
	12.8	Severability	26
	12.9	Third Party Beneficiaries, Successors and Assigns	26
	12.10	Legal Representation	26
	12.11	Rules of Construction	26
	12.12	Notice	28
	12.13	Assignment	29
	12.14	Further Assurances	30
	12.15	Closing of the Transaction	30
	12.16	Counterparts	30
	12.17	Governing Law	32
	12.18	Waiver of Jury Trial	32
	12.19	Consent to Jurisdiction, Venue and Service of Process	32

EXHIBIT A	Glossary of Defined Terms
EXHIBIT B	Form of Note
EXHIBIT C	Form of Warrant Certificate
EXHIBIT D	Form of Security Agreement
EXHIBIT E	Form of Registration Rights Agreement
EXHIBIT F	Form of Co-Sale Agreement

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Senior Subordinated Note

and Warrant Purchase Agreement

This is a SENIOR SUBORDINATED NOTE AND WARRANT PURCHASE AGREEMENT dated as of January 31, 2008 (the “Purchase Agreement”) by and between Quatech, Inc., an Ohio corporation (“Quatech”) and DPAC Technologies Corp., a California corporation (“DPAC”, together with Quatech and their successors and assigns, each individually the “Company”, and collectively, the “Companies”), as sellers, and Canal Mezzanine Partners, L.P., a Delaware limited partnership (together with its successors and assigns, the “Purchaser”), as purchaser. The Companies and the Purchaser are referred to collectively as the “Parties”, and individually as a “Party”.

RECITALS

A. Quatech is an Ohio corporation engaged in the business of manufacturing, supplying and providing support for high performance device networking and connectivity solutions. DPAC is a holding company primarily engaged in the business of owning all of the outstanding shares of Quatech.

B. The Purchaser has agreed to purchase up to $1,200,000 of Senior Secured Subordinated Promissory Notes from Quatech.

C. The Companies intend to enter into a loan agreement (the “Senior Loan Agreement”) with a senior lender (the “Senior Lender”), pursuant to which it is anticipated that the Senior Lender will provide to the Companies up to a maximum aggregate principal amount of $3,000,000 (the “Senior Loan”) for Companies’ working capital and other purposes. It is anticipated that the Senior Loan will be secured by a first priority security interest in the Collateral.

D. Development Capital Venture, L.P. has purchased at least $2,000,000 of preferred shares of DPAC.

A.	Purchase and Sale

Upon the terms and subject to the conditions set forth in this Purchase Agreement, the Companies shall issue and sell to the Purchaser (i) a Senior Subordinated Note in the aggregate principal amount of $1,200,000 due January 31, 2013 (the “Note”) and (ii) in the case of DPAC, a warrant to purchase the common stock of DPAC representing 3% of the Fully Diluted Common Stock of DPAC on the date of exercise (the “Common Stock Warrant” and together with the Note, and where applicable, the Warrant Shares, the “Securities”).

B.	Security for Payment of the Note

As security for payment of the Note and the payment and performance of other obligations under this Purchase Agreement and the Related Documents, pursuant to the terms of a Security Agreement of even date herewith by and between the Companies and the Purchaser (the “Security Agreement”), each Company will grant to the Purchaser a first priority security interest in the Collateral. At such time when the Company enters into the Senior Loan Agreement, upon the request of the Senior Lender, the Purchaser will subordinate its first priority security interest in the Collateral to the Senior Lender’s security interest in such assets, pursuant to the terms of a subordination agreement on terms reasonable and satisfactory to both the Purchaser and the Senior Lender (the “Subordination Agreement”).

STATEMENT OF AGREEMENT

In consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Section 1. DEFINED TERMS

Certain terms used in this Purchase Agreement and the Related Documents are defined in the Glossary of Defined Terms attached as Exhibit A. Unless otherwise expressly provided or unless the context otherwise requires, such defined terms shall have the meaning specified in the Glossary of Defined Terms when used in this Purchase Agreement and the Related Documents.

Section 2. PURCHASE AND SALE OF THE SECURITIES

Upon the terms and subject to the conditions set forth in this Purchase Agreement, the Companies shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company (i) the Note in the form attached hereto as Exhibit B for a purchase price of $1,200,000 (the “Note Purchase Price”), and (ii) the Warrant represented by the Warrant Certificate in the form attached hereto as Exhibit C (the “Warrant Certificate”) at an aggregate exercise price of One Dollar ($1) (the “Warrant Purchase Price” and together with the Note Purchase Price, the “Aggregate Purchase Price”).

The purchase and sale of the Securities shall be consummated on the Closing Date as provided for in this Purchase Agreement, and on such date the Purchaser shall make full payment of the Aggregate Purchase Price by federal funds wire transfer in immediately available funds to an account designated by the Companies, and DPAC shall deliver to the Purchaser the Securities, dated the Closing Date and registered on the books of DPAC in the name of the Purchaser.

Section 3. CONDITIONS TO CLOSING

The obligation of the Purchaser to purchase the Securities on the Closing Date is subject to the fulfillment, in a manner reasonably satisfactory to the Purchaser and its counsel, of each of the following conditions precedent:

3.1	Preferred Stock Transaction

Without limiting the generality of the foregoing, Development Capital Venture, L.P. and certain affiliates of DPAC shall have purchased from DPAC at least $2,000,000 of Series A Convertible Preferred Stock of DPAC, pursuant to the Subscription Agreement(s) with respect thereto (the “Stock Purchase Transaction”).

3.2	Execution and Delivery of Related Documents

Each of the following documents, each dated and effective as of the Closing Date, shall have been duly executed and delivered by the parties thereto:

(a)	this Purchase Agreement;

(b)	the Note;

(c)	the Warrant Certificate;

(c)	the Security Agreement in the form attached hereto as Exhibit D;

(d)	the Registration Rights Agreement in the form attached hereto as Exhibit E; and

(e)	the Co-Sale Agreement in the form attached hereto as Exhibit F.

3.3	Certificates, Opinions, and Other Documents

The following certificates, opinions and other documents shall be delivered by or on behalf of the Companies, each in a form satisfactory to the Purchaser and its counsel:

(a) certified copies of the resolutions of each of the Companies authorizing the execution, delivery and performance of its obligations under this Purchase Agreement, the Related Documents and any other documents to be delivered by the Companies pursuant hereto and thereto;

(b) certified copies of each Company’s Charter Documents, including any and all amendments thereto, as in effect on the Closing Date, together with good standing certificates;

(c) a certificate of the Chief Executive Officer of each Company certifying: (i) the names of the officers of such Company authorized to sign this Purchase Agreement, the Related Documents and any other documents or certificates to be delivered pursuant hereto and thereto by such Company, together with the true signatures of such officers, (ii) that the representations and warranties made by such Company in Section 4 of the Purchase Agreement are true and complete in all material respects on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date), and (iii) that no material adverse change has occurred in the financial condition of such Company or its operations since the date of the most recent Financial Statements, nor any event or circumstance shall have occurred which could reasonably be expected to result in a material adverse change in the financial condition of such Company or its operations;

(d) an opinion of counsel for the Companies;

(e) Forms UCC-1 and copies of Lien searches with respect to the Collateral;

(f) certificates, together with undated assignments separate from certificate duly executed in blank by such Company, as applicable, for any stock of each Company that are represented by certificates,

(g) such other opinions, certificates, affidavits, documents, lien releases and filings as the Purchaser may reasonably request.

3.4	Disbursements and Deliveries

A closing fee in the amount of $24,000, together with reimbursement of the Purchaser’s legal fees and due diligence and other expenses as provided for in Section 12.6 of this Purchase Agreement shall have been made out of the proceeds of the sale of the Securities.

3.5	Other

Each of the following shall be true:

(a) each of the Companies’ representations and warranties set forth in this Purchase Agreement and the Related Documents shall be accurate in all material respects as of the Closing Date;

(b) no material adverse change shall have occurred in the financial condition of any Company or its operations since the date of the most recent Financial Statements, nor any event or circumstance shall have occurred which could reasonably be expected to result in a material adverse change in the financial condition of any Company or its operations;

(c) the Purchaser shall have concluded an investigation of the business, condition, properties, assets, prospects, operations and affairs of the Companies and shall be satisfied, in its sole discretion, with the results thereof;

(d) the Purchaser’s Investment Committee shall have considered and approved the purchase of the Securities; and

(e) one (1) representative designated by the Purchaser shall have the right to observe DPAC’s Board of Directors upon the closing of the transactions contemplated hereby.

3.6	Post-Closing Items

The following actions shall be taken after the Closing Date:

(a) each Company shall timely make all required governmental or regulatory filings with respect to the issuance and sale of the Securities; and

(b) each Company shall timely furnish or cause to be timely furnished all post-closing items required to be delivered pursuant to the terms of this Purchase Agreement.

Section 4. REPRESENTATIONS AND WARRANTIES OF EACH COMPANY

The representations and warranties of each Company set forth below shall survive the Closing Date, and any investigation made by the Purchaser shall not diminish the right of the Purchaser to rely upon such representations and warranties. Except as otherwise specified, such representations and warranties are made giving effect to the Stock Purchase Transaction and the filing and effectiveness of the Certificate of Designations with respect to the Series A Convertible Preferred Stock of DPAC contemplated thereby. Exceptions to the representations and warranties are set forth on the Schedule of Exceptions of the Companies delivered contemporaneously herewith. Each Company represents and warrants to the Purchaser as follows:

4.1	Organization and Good Standing

Quatech is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. DPAC is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each Company is duly qualified and is authorized to do business and is in good standing under the laws of each state or other jurisdiction in which either the character of its properties or the nature of its activities makes such qualification necessary. Each Company has furnished to the Purchaser true and complete copies of its Charter Documents and any other agreements affecting its governance, all as in effect on the date of this Purchase Agreement.

4.2	Corporate Power

Each Company has full corporate and other power and authority (a) to own, lease and operate its assets, (b) to carry on its business as presently conducted and as proposed to be conducted, (c) to execute and deliver this Purchase Agreement, the Related Documents and any other instruments or documents provided for herein or therein, and (d) to carry out and perform its obligations under the terms of this Purchase Agreement and the Related Documents.

4.3	Subsidiaries and Joint Ventures

Quatech is the only Subsidiary of DPAC. Quatech has no Subsidiaries. Neither Company otherwise owns or controls, directly or indirectly, or has any other equity investment in or other interest in, any other Person. Neither Company is a member, partner or participant in any partnership, joint venture, association or similar arrangement.

4.4	Capitalization

(a) The total authorized shares of Quatech consists of five million shares consisting of three million shares of common stock and two million shares of preferred stock of which 650,000 shares of the preferred stock is designated as series A convertible preferred stock. The authorized capital stock of DPAC shall consist of 120,000,000 million shares of common stock, of which 92,890,836 shares are issued and outstanding as of the date hereof (and of which

11.922,000 shares are subject to issuance under DPAC’s stock option plan) and 8,000,000 shares of preferred stock, of which 30,000 have been designated as Series A Convertible Preferred and of which 21,250 are issued and outstanding. The number of shares of Common Stock authorized is sufficient to cover the exercise of the Warrant as of the date hereof. DPAC has reserved sufficient shares for issuance upon exercise of the Warrant.

(b) The outstanding shares have been, the Securities upon their issuance will be, and upon the exercise of the Warrant in accordance with its terms, the Warrant Shares will have been (i) duly authorized, validly issued, fully paid and non-assessable, (ii) issued in compliance with Applicable Law, and (iii) issued in compliance with applicable preemptive, preferential or contractual rights.

(c) Except as provided in this Purchase Agreement, the Related Documents, the transactions contemplated by the Stock Purchase Transaction and Schedule 4.4(c) hereto, there are no outstanding options, subscriptions, warrants, calls, preemptive rights, conversion rights, exchange rights, redemption rights, registration rights, co-sale rights, buy-sell rights, rights of first refusal or similar rights, agreements or undertakings in effect or committed to by any Company or its members with respect to the shares of such Company.

(d) There is no irrevocable proxy, voting trust, members agreement, close corporation agreement or similar agreement or arrangement with respect to the exercise of the Voting Power of any Company.

4.5	Authorization; Enforceability

The execution and delivery of this Purchase Agreement and the Related Documents by each Company, and the performance of its obligations hereunder and thereunder, have been duly authorized by all requisite corporation action. This Purchase Agreement and each Related Document, when executed and delivered by each Company, will constitute valid and legally binding obligations of each Company, enforceable against each Company in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and to general principles of equity.

4.6	No Conflict

The execution, delivery and performance of this Purchase Agreement and the Related Documents by each Company do not and will not (a) conflict with or violate any Applicable Law or any judgment, order, decree, stipulation or injunction to which each Company is subject, (b) violate or conflict with the provisions of its Charter Documents, (c) result in the breach of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of its assets or properties pursuant to, any note, bond, contract, lease, license, permit, indenture, mortgage, or any other instrument or agreement to which each Company is a party or by which any of its property is bound.

4.7	Consents

No consent, approval, authorization, license, order or permit of, or declaration, registration or filing with, or notification to, any governmental authority or any other Person is required in connection with the execution, delivery and performance of this Purchase Agreement and the Related Documents, or the consummation of any transaction contemplated hereby or thereby.

4.8	Title to and Condition of Properties and Assets

Each Company has good and marketable title to or a valid and subsisting leasehold interest in all of the assets, properties and tangible personal property that it purports to own and necessary for the conduct of its business, free and clear of any Lien (except for Permitted Liens). Such property is in good operating condition and repair, ordinary wear and tear excepted.

4.9	Books and Records

The books of account, asset ledgers, inventory ledgers, minute books and stock record books of each Company, all of which have been made available to the Purchaser, are complete and correct in all material respects, and have been maintained on a consistent basis in accordance with sound business practices.

4.10	Financial Statements

The Financial Statements of the Company for Fiscal Years 2004, 2005, and 2006, reviewed in each case by the Accountants, and the unaudited Financial Statements of the Company for the eleven (11) months ended November 30, 2007, copies of which have been previously made available to the Purchaser, (a) are correct and complete in all material respects (b) are consistent with, and have been prepared from, the books and records of each Company (c) have been prepared in accordance with GAAP except for such deviations as are referred to in the notes thereto, and (d) fairly present in all material respects the financial position and results of operations, changes in members’ equity and cash flows of each Company as of each date and for the respective periods covered by the Financial Statements.

4.11	Undisclosed Liabilities

Each Company has no Indebtedness, liability, claim, loss, deficiency or obligation of any nature (whether absolute or contingent, liquidated or unliquidated and whether due or to become due), except for liabilities reflected or reserved against on the most recent Financial Statements and liabilities incurred since that date in the ordinary course of business. Each Company is not liable upon or with respect to, or obligated in any other way to provide funds in respect of, or to guaranty or assume in any manner any debt or obligation of any other Person. Each Company has no knowledge of any circumstance, condition, event or arrangement that may hereafter give rise to any such liability other than in the ordinary course of business.

4.12	Material Adverse Change; Material Events

Since the date of the most recent Financial Statements:

(a) there has not been any material adverse change in either of the Company’s business, operations, properties, prospects, assets or condition and no event has occurred or circumstance exists that may result in such a material adverse change, and

(b) there has not been:

(i) any damage, destruction or loss of any of each Company’s material properties or assets;

(ii) any Indebtedness incurred other than Indebtedness incurred to the Purchaser;

(ii) any change in any accounting policies, procedures or practices other than changes required by GAAP;

(iii) any sale, assignment, lease or other disposition of any of its assets other than sales in the ordinary course of business;

(iv) any Capital Expenditures paid or incurred;

(v) any acceleration, termination, cancellation or adverse modification of any Material Contract;

(vi) any payment or setting aside for payment of any Dividend or other distribution with respect to, or any redemption, retirement or other purchase of, any of its Capital Stock other than in connection with the Share Purchase Transaction;

(vii) any increase in bonuses, salaries or other compensation paid or payable to any member, officer or manager, or (except in the ordinary course of business) employee;

(viii) any adoption of, or increase in the payments under, any Benefit Plan;

(ix) any other material transaction other than in the ordinary course of business consistent with past practices; or

(xi) any commitment entered into by any Company, contingent or otherwise, to do any of the foregoing.

4.13	Accounts; Inventory

All accounts receivable of each Company represent or will represent valid obligations arising from sales actually made in the ordinary course of business. The accounts receivable are current and collectible net of the reserves shown on the records of each Company, which reserves are adequate and calculated consistent with past practice. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, relating to the amount or validity of such accounts receivable. The inventory of each Company is of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value.

4.14	Taxes

Each Company has timely filed or caused to be filed all Tax returns required under Applicable Law and such returns are true, correct and complete in all material respects. Each Company has made available to the Purchaser copies of all such Tax returns filed for the last five years. No audit of such Company’s Tax returns is in progress, or to its knowledge, is being proposed, threatened or discussed. Each Company has paid or made adequate provision for payment of all Taxes and assessments that have been or are accrued, due or levied, and there are no assessed Tax deficiencies against such Company. All Taxes that such Company is required to withhold or collect have been duly withheld or collected, and, to the extent required by Applicable Law, have been paid to appropriate governmental authorities or Persons. The Companies’ have not waived, or been requested to waive or extend, any statute of limitations relating to the payment or assessment of Taxes or deficiencies.

4.15	Intellectual Property

Each Company owns or is licensed to use, without restriction or adverse claim, all Intellectual Property free and clear of any Liens, other than Permitted Liens, and has the right to use its Intellectual Property without payment to any Person (except for licensing fees). There are no interference, opposition or cancellation proceedings or infringement suits pending or, to the knowledge of such Company, threatened with respect to any of the Intellectual Property. To the knowledge of such Company, no Person is interfering with, infringing upon, misappropriating or otherwise in conflict with any of its Intellectual Property. Neither Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any Person, and neither Company has received any claim alleging such action. All filings in federal and state offices necessary to protect such Company’s rights in its Intellectual Property against third parties have been made.

4.16	Material Contracts

The Purchaser has been furnished with copies of all Material Contracts by reference to DPAC’s most recent Annual Report on Form 10KSB. With respect to each Material Contract, except where such Company has received an executed waiver of compliance with respect to clauses (b) and/or (c) below from the appropriate parties to such Material Contract, (a) such agreement is in full force and effect and constitutes the legal, valid and binding obligation of such Company and, to its knowledge, the other parties thereto, enforceable in accordance with its terms, (b) such agreement will not be terminated as a result of this Purchase Agreement, and (c) neither Company is in default in any material respect under such agreement and no event has occurred which, with the passage of time, would constitute such a default.

Legal Proceedings

There are no proceedings, actions or investigations pending or, to the knowledge of any Company, threatened, against or affecting such Company or its business or assets in any court, quasi-judicial agency, administrative agency or arbitrator. Neither Company is subject to any outstanding injunction, judgment, order, decree or ruling, whether or not subject to appeal. To the knowledge of each Company, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such proceedings.

4.17	Insurance

Each Company maintains and has maintained such insurance as is required by Applicable Law and such other insurance, in amounts and insuring against hazards and other liabilities, as is customarily maintained by companies similarly situated. All insurance policies presently maintained by such Company are in full force and effect and have been issued under valid policies for the benefit of such Company. There are no known pending claims against any Company for personal injuries, products liability, property or other damage under any insurance policy heretofore or presently issued to such Company.

4.18	Compliance with Laws

Each Company has complied and is currently in compliance with all Applicable Laws where the failure to so comply may have a material adverse effect on its financial or business condition, and no notice has been received by such Company alleging non-compliance which remains uncured as of the date hereof.

4.19	Licenses and Permits

Each Company has obtained all licenses, permits and other governmental authorizations necessary to own its assets and conduct its business as presently conducted and as proposed to be conducted. All of such licenses, permits and authorizations are in full force and effect. No material violation or remedial obligation exists in respect of any such license or permit. No proceeding is pending, or to the knowledge of such Company, threatened to revoke or limit any such license, permit or authorization.

4.20	Environmental Warranties

(a) Hazardous Materials. Except in the normal course of such Company’s business and in compliance with Environmental Laws, no Hazardous Materials are, or to its knowledge have been, located on or about any real properties leased or owned by it or have been released by it into the environment, or have been discharged, treated, managed, recycled, placed or disposed of by it or, to its knowledge, anyone else, at, on or under any real properties leased or owned by it, and no Hazardous Materials formerly located on the real properties leased or owned by the Company have been disposed of at any off-site waste disposal.

(b) Environmental Laws. Each Company is and at all times has been operating in compliance with all applicable Environmental Laws where the failure to so comply could have a material adverse effect on its business, financial condition or prospects.

(c) Legal Proceedings and Investigations. To the knowledge of each Company, no investigation, administrative order or notice, consent order, litigation, settlement or environmental claim or lien with respect to Hazardous Materials is proposed, threatened or in existence with respect to any real properties now or previously owned or leased by such Company, or with respect to any off-site waste disposal to which waste of such Company has been taken. Neither Company has basis to expect, and has not received, any summons, citation, directive, inquiry, order, notice or communication from any Person concerning any actual, alleged or potential violation of or failure to comply with any Environmental Laws arising out of or with respect to any real properties now or previously owned or leased by such Company or the operation of its business.

4.21	Labor Relations

Neither Company is a party to or bound by any collective bargaining or other labor agreement, and there are no organizational efforts affecting its employees. There are no unremedied violations of any federal, state or local labor or employment laws or regulations, including wages, hours, collective bargaining, Taxes and the like, and each Company has no knowledge of the existence of any grounds for any such claims.

4.22	Employee Benefit Plans

Each Company (a) has made all payments or contributions due to date under each Benefit Plan, and has recorded on its books amounts accrued to date as liabilities with respect to each Benefit Plan, (b) has performed all material obligations required to be performed under, and is not in default under or violation of, any Benefit Plan, (c) is in compliance in all material respects with requirements of ERISA, the Code and Applicable Law with respect to the Benefit Plans, (d) is aware of no existing or threatened material actions, suits or claims pending (other than routine claims for benefits) with respect to any Benefit Plan, (e) has not completely or partially terminated or withdrawn from any Benefit Plan that is or was subject to ERISA, (f) has not incurred, nor reasonably expects to incur, any liability to the Pension Benefit Guaranty Corporation, and (g) has no liability in respect to any Multiemployer Plan (as defined under ERISA).

4.23	Customers and Suppliers

Neither Company has been advised, and has knowledge, that any of its customers or suppliers intends to cease doing business with it or to reduce the amount of goods or services purchased or sold on a regular on-going basis from it, which cessation or reduction in the aggregate could have a material adverse effect on its financial or business condition.

4.24	Brokerage Fee

Except as set forth on Schedule 4.24 hereto, neither Company has engaged in any investment banker, finder, broker or similar agent which may give rise to any brokerage fee, finder’s fee, commission or similar liability, other than an Affiliate of the Purchaser.

4.25	Full Disclosure

The Financial Statements and other documents provided to the Purchaser and the representations and warranties of the Companies contained in this Purchase Agreement and the Related Documents, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Companies have not knowingly provided or made available to the Purchaser any information that is misleading or inaccurate in any material respect or knowingly withheld from or failed to disclose to the Purchaser any data, documents or other information that, insofar as such Company can now foresee, could materially adversely affect its assets, properties or business or financial condition or its ability to perform its obligations under this Purchase Agreement or the Related Documents.

4.26	Use of Proceeds

Each Company, as applicable, shall use the proceeds of the sale of the Securities to refinance existing Indebtedness and to create working capital availability for growth initiatives.

4.27	Lien Priority

Neither Company has entered into or granted any security agreements, or permitted the filing or attachment of any lien or security interest on or affecting any of the Collateral that would be prior or that may in any way be superior to the Purchaser’s security interest and rights in and to such Collateral.

Section 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER

The representations and warranties of the Purchaser set forth below shall survive the Closing Date, and any investigation made by such Company shall not diminish the right of the such Company to rely upon such representations and warranties. The Purchaser represents and warrants to the Companies as follows:

5.1	Organization

The Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Delaware.

5.2	Authorization; Enforceability

The execution and delivery of this Purchase Agreement and the Related Documents by the Purchaser, and the performance of its obligations hereunder and thereunder, are within its powers and have been duly authorized by all necessary action. This Purchase Agreement and each Related Document, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and to general principles of equity.

5.3	No Conflicts

The execution, delivery and performance of this Purchase Agreement and the Related Documents by the Purchaser do not and will not (a) conflict with or violate any Applicable Law or any judgment, order, decree, stipulation or injunction to which the Purchaser is subject, (b) violate or conflict with the provisions of its Charter Documents, or (c) result in the breach of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of its assets or properties pursuant to any note, bond, contract, lease, license, permit, indenture, mortgage, or any other instrument or agreement to which it is a party or by which any of its property is bound.

5.4	Consents

No consent, approval, authorization, license, order or permit of, or declaration, registration or filing with, or notification to, any governmental authority or any other Person is required in connection with the execution, delivery and performance of this Purchase Agreement and the Related Documents, or the consummation of any transaction contemplated hereby or thereby.

5.5	Experience

The Purchaser is an Accredited Investor and has such knowledge and experience in financial business matters that it is capable of evaluating the risks and merits of an investment in the Securities. The Purchaser acknowledges that by reason of its business or financial experience and financial condition, it has the ability to analyze and bear the entire risk of its investment pursuant to this Purchase Agreement.

5.6	Investment Intent

The Purchaser is acquiring the Securities for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. The Purchaser understands that the issuance and sale of the Securities have not been, and will not be, subject to a registration statement filed under the Securities Act or any applicable state securities laws by reason of an exemption from such registration, which exemption depends upon, among other things, the accuracy of the representations expressed herein.

5.7	Rule 144

The Purchaser acknowledges that the Securities are restricted securities within the meaning of Rule 144 promulgated under the Securities Act and must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available.

5.8	Knowledge of Purchaser

The Purchaser (a) has investigated the Company’s business, management and financial condition, (b) has had the opportunity to inspect the Company’s books, records and facilities, (c) has had the opportunity to ask questions of Company’s representatives concerning the business and financial affairs of the Company, and (c) has had the opportunity to request and obtain such other information about the Company as the Purchaser has deemed necessary to reach an informed decision to invest in the Securities. The purchase of such Securities is not a result of an advertisement or general solicitation.

Section 6. FINANCIAL REPORTING

The obligations of the Company set forth in this Section shall terminate upon the date upon which the Purchaser no longer holds any of the Securities.

6.1	Financial and Corporate Reports

The Company shall deliver or shall cause to be delivered to the Purchaser the following reports within the applicable time periods specified in this Section 6.1.

(a) Annual Financial Statements. The Annual Financial Statements shall be delivered within one hundred twenty (120) days after the end of each Fiscal Year, and shall be accompanied by an Audit Report, Accountant’s Statement, CFO Certificate and Compliance Certificate.

(b) Quarterly Financial Statements. The Quarterly Financial Statements shall be delivered within forty-five (45) days after the end of each fiscal Quarter (other than the fourth Quarter), and shall be accompanied by a CFO Certificate and Compliance Certificate.

(c) Monthly Financial Statements. The Monthly Financial Statements shall be delivered promptly upon their dissemination to the Company’s management, but in no event later than thirty (30) days after the end of each calendar Month and shall contain all operating information and analyses typically disseminated to the Company’s management.

(d) Projected Financial Statements. The projected Financial Statements with respect to each Fiscal Year shall be delivered within thirty (30) days after the end of the preceding Fiscal year.

(e) Securities Reports. Any Securities Reports shall be delivered promptly upon their dissemination to security holders or the Commission.

(f) Lender Reports. Any Lender Reports shall be delivered promptly upon their delivery to any lender or noteholder.

(g) Management Letters. Any Management Letters shall be delivered promptly after receipt thereof.

In the event the Company fails to timely deliver Financial Statements to the Purchaser, the Purchaser shall be entitled to assess a late delivery fee in an amount not exceeding $2,500 per occurrence.

6.2	Other Information

Promptly upon written request therefor, the Companies shall furnish (or cause to be furnished) to the Purchaser financial or other information available in its books, records and files; provided, however, that if such information cannot be furnished without undue expense, the Company may require the Purchaser to reimburse it for all reasonable out-of-pocket expenses incurred in connection with furnishing such information.

6.3	Rule 144A

Each Company shall, upon the written request of the Purchaser, furnish to any Qualified Institutional Buyer (as such term is defined in Rule 144A under the Securities Act) designated by the Purchaser, such financial or other information as the Purchaser reasonably determines is necessary in order to afford compliance with Rule 144A under the Securities Act in connection with any proposed sale of the Securities, except at such times as such Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act.

6.4	Preparation of Financial Statements in Accordance with GAAP

Each Company shall prepare all Financial Statements in compliance with the regulations of any regulatory body having jurisdiction over such Company or its business and in accordance with GAAP in a manner consistent with the practices, policies and procedures applied in connection with the preparation of the Financial Statements initially delivered to the Purchaser, except for any changes permitted or approved in the manner provided for herein.

6.5	Changes in Practices, Policies and Procedures

(a) Notice of Proposed Change. In the event that such Company proposes to make any material change in any of the practices, policies or procedures applied in connection with the preparation of its Financial Statements, such Company shall:

(i) notify the Purchaser in writing of such proposed change at least forty-five (45) days prior to the required delivery date of the first Financial Statement that will be affected by such proposed change;

(ii) state in reasonable detail in such notice the reason for such change, including, if applicable, a description of any change in GAAP that occasioned such change;

(iii) submit a written statement by its chief financial officer and the Accountant describing the anticipated effect, if any, of the proposed change to the computation of the Financial Tests, or stating that such proposed change will have no material effect on the computation of the Financial Tests; and

(iv) in the event such proposed change will have a material effect on the computation of such Financial Tests, submit with each Compliance Certificate a written reconciliation in reasonable detail demonstrating the computation of the Financial Tests as if such change had not been made.

(b) Consent to Change. Unless such change in practices, policies or procedures is required by GAAP, such Company shall not adopt any such proposed change without the written consent of the Purchaser, which consent shall not be unreasonably withheld.

(c) Effect of Change on Financial Tests. In the event that any such change in policies, practice or procedures would materially affect the computation of any Financial Test, unless this Purchase Agreement is amended to make appropriate modifications to such Financial Test, compliance with each Financial Test shall be determined without giving effect to any such change.

6.6	Notice of Certain Events

Each Company shall give prompt written notice to the Purchaser of the occurrence of any of the following events:

(a) a Default or Event of Default;

(b) the occurrence of any event which with notice, lapse of time or both would constitute an event of default under any Senior Indebtedness;

(c) all suits, actions or other proceedings commenced or threatened where the amount claimed is Twenty-Five Thousand Dollars ($25,000) or more;

(d) any material dispute which arises between any Company and any governmental regulatory body or law enforcement authority;

(e) any matter which has resulted or is likely to result in a material adverse change in such Company’s financial condition or operations;

(f) the loss or destruction of any material asset of any Company not covered by insurance; or

(g) a Qualified Public Offering.

6.7	Books, Records, Audits and Inspections

Each Company shall maintain accurate and complete books, accounts and records and shall permit employees or agents of the Purchaser at any reasonable time to inspect its properties, to examine or audit its books, accounts and records and make copies and memoranda thereof, and to question its officers, employees and Accountants concerning its business and financial condition. In the event any properties, books, accounts or records are in the possession of or under the control of a third party, each Company shall direct and hereby authorizes such third party to permit access thereof to the Purchaser’s employees or agents for the purpose of performing the inspections, appraisals, examinations or audits permitted under this Section 6.7, and to respond to any reasonable requests from the Purchaser for information concerning the amount, status or condition of any assets in the third party’s possession or control.

Section 7. AFFIRMATIVE COVENANTS

Until the date upon which the Purchaser no longer holds any Securities or Warrant Shares, each Company shall, unless the Purchaser waives compliance therewith in writing:

7.1	Insurance

Maintain casualty insurance upon all of its assets and business properties and public and product liability insurance with responsible and reputable insurers of such character and in such amounts as are usually maintained by companies engaged in like businesses, with no material reduction in coverage from that in existence on the date hereof. No such insurance may be canceled (except in connection with obtaining replacement insurance) without the prior written consent of the Purchaser.

7.2	Payment of Taxes and Claims

Pay all Taxes, assessments and other governmental charges levied or imposed upon its properties or assets or in respect of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims for sums which have become due and payable and which by law have or might become a Lien or charge upon its properties or assets, provided that (unless any material item of property would be lost, forfeited or materially damaged as a result thereof) no such charge, Tax, assessment or claim need be paid if the amount, applicability or validity thereof is currently being contested in good faith by appropriate proceedings and if reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor.

7.3	Compliance with Laws

Comply in all material respects with all Applicable Law if noncompliance therewith would materially adversely affect its business or operations.

7.4	Preservation of Existence and Licenses

Preserve and maintain its existence and its rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified as a foreign entity in each jurisdiction in which the failure to do so would have a material adverse affect on its financial condition or operations; and obtain, preserve and maintain all material permits, licenses, approvals and authorizations necessary for the conduct of its business.

7.5	Maintenance of Assets

Maintain its tangible assets in good condition and repair in accordance with the requirements of its business. Maintain its Intellectual Property and its exclusive rights to use and exploit or license the Intellectual Property, and defend all interferences or infringements therewith.

7.6	Performance of Contracts

Perform and comply with, in accordance with its terms, all material provisions of each Material Contract, except to the extent it may contest the provisions thereof in good faith and by appropriate proceedings.

7.7	Employee Benefit Plans

Cause each of its Benefit Plans to be administered in all material respects in compliance with the requirements of ERISA, the Code, Applicable Law, and the terms and conditions of such plans.

7.8	Continuation of Business

Continue to operate its business in substantially the manner as it is conducted as of the Closing Date.

7.9	Board Observer Rights

Maintain the composition of DPAC’s Board of Directors such that one (1) representative designated by the Purchaser shall have observations rights of DPAC’s Board of Directors and (b) at all times carry director and officer liability insurance in such amounts as the Purchaser shall require.

7.10	Use of Proceeds

Cause the proceeds of the sale of the Securities to be used for the refinancing of existing Indebtedness, and to create working capital availability for growth initiatives.

Section 8. NEGATIVE COVENANTS

Until the date upon which the Purchaser no longer holds any Securities or Warrant Shares, each Company shall not, unless the prior written consent of the Purchaser is obtained:

8.1	Other Indebtedness

Create, incur, contract, assume, have outstanding, guarantee or otherwise be or become directly or indirectly liable in respect of any Indebtedness; provided, however, that this Section 8.1 shall not be deemed to prohibit:

(a) the Senior Indebtedness;

(b) State of Ohio Loan; and

(c) operating, financing or other lease or purchase money financing for equipment which is secured by the equipment so leased or purchased and that does not exceed One Hundred Thousand Dollars $100,000 on an annual basis.

8.2	Prepayments

Pay any Indebtedness prior to its scheduled maturity other than the Note or the Senior Indebtedness.

8.3	Liens

Grant, create, incur, assume, permit or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except Permitted Liens.

8.4	Capital Expenditures

Absent the advance written consent of the Purchaser, make any Capital Expenditures that would cause the aggregate amount of Capital Expenditures of the Companies to exceed $250,000 for any calendar year.

8.5	Investments

Make any Investment in, or otherwise acquire any interest in, or control of, another Person, except for the following:

(a) Cash Equivalents;

(b) Any acquisition of securities or evidences of indebtedness of others when acquired in settlement of accounts receivable or other debts arising in the ordinary course of business, so long as the aggregate amount of any such securities or evidences of indebtedness is not material to the business or condition (financial or otherwise) of any Company; and

(c) Such other Investments as shall have been approved by Purchaser in writing.

8.6	Merger and Consolidation; Acquisitions

Merge or consolidate with or into any Person wherein such Company is not the surviving entity, or purchase all or substantially all of the Capital Stock or assets of any Person.

8.7	Subsidiaries

Create any Subsidiaries or enter into joint ventures not in existence on the date of this Purchase Agreement or make any loans or advances to its Subsidiaries or joint ventures except pursuant to a promissory note which is pledged to the Purchaser.

8.8	Sales and Leasebacks

Enter into any sale and leaseback agreement governing any of its fixed or capital assets.

8.9	Transfers, Liquidations and Dispositions of Substantial Assets

Dissolve or liquidate, or sell, transfer, license, lease or otherwise dispose of any material portion of its property or assets or business, other than sales in the ordinary course of business.

8.10	Capital Stock; Registration Rights

Issue, sell or otherwise dispose of any shares of Capital Stock or any Convertible Securities (other than with respect to the issuance of common stock options under DPAC’s stock option plan or the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock, effect a recapitalization or reorganization, grant any registration rights with respect to Capital Stock or take any other action which would materially adversely affect the Purchaser’s ownership interest in any Company (provided that any transaction that is undertaken for the purpose of “reincorporating” DPAC in the State of Ohio, Delaware or the Commonwealth of Pennsylvania, upon thirty (30) days prior notice to the Purchaser, shall not be prohibited by this section).

8.11	Restricted Payments

Make, pay or declare, or commit to make, pay or declare, directly or indirectly, any Restricted Payment.

8.12	Organizational and Business Activities

Other than as contemplated by this Purchase Agreement or to the extent necessary to provide for sufficient number of share of Common Stock for issuance upon conversion of the Series A Preferred Stock issued pursuant to the Stock Purchase Transaction, amend its Charter Documents, reincorporate, change its structure, effect any reorganization or recapitalization, engage in any business activities or operations substantially different from or unrelated to its present business or take any action that would make it impossible to carry on the ordinary business of any Company (provided that any transaction that is undertaken for the purpose of “reincorporating” DPAC in the State of Ohio, Delaware or the Commonwealth of Pennsylvania, upon thirty (30) days prior notice to the Purchaser, shall not be prohibited by this section).

8.13	Transactions with Affiliates

Enter into any transaction with any Affiliate (or any partner, officer, manager or director thereof), or enter into, assume or suffer to exist any employment or consulting contract with any Affiliate (or any partner, officer, manager or director thereof) or any former or current officer, manager or director of any Company, except any transaction or contract which is in the ordinary course of business and which is upon fair and reasonable terms no less favorable to any Company than it would obtain in a comparable arms-length transaction with a Person not an Affiliate.

8.14	Change in Control

Permit any Change in Control.

8.15	Employee Benefit Plans

Create, enter into or provide or make any direct or indirect commitment to create, enter into or provide any Benefit Plan (other than those currently existing or any replacements thereof) or terminate or materially amend any of such plans without the consent of the Purchaser, which consent shall not be unreasonably withheld; or incur any liability, directly or indirectly, (i) for any funding deficiency, (ii) for any post-retirement medical or life insurance benefits, except pursuant to the COBRA Requirements, or (iii) to the Pension Benefit Guaranty Corporation.

8.16	Change in Principal Office

Move its principal office, executive office or principal place of business without 30 days prior notice to the Purchaser.

8.17	Senior Loan

Amend or modify the Senior Loan Agreement, or ancillary agreements thereto, including any renewal or extension thereof, nor seek forbearance or a waiver of any terms thereof; provided, however, that consent by the Purchaser to any renewal or extension of the Senior Loan Agreement shall not be unreasonably withheld.

8.18	Organizational Documents

Amend or modify the certificates/articles of incorporation or Code of Regulations and/or Bylaws, as applicable, of the Companies.

8.19	Other Acts

Do any other act that would make it impossible or impractical to carry on the ordinary business of any Company.

8.20	SUCCESS FEE

Purchaser will receive a Success Fee payable upon a Success Fee Triggering Event. Such Success Fee shall be due and payable on the date such Success Fee Triggering Event occurs in immediately available funds.

Section 9. FINANCIAL TESTS

Until payment in full of the Note, no Company shall, unless the Purchaser waives compliance therewith in writing, meet the following Financial Tests:

9.1	Funded Debt to EBITDA

The Companies shall maintain on a consolidated basis, determined as of the end of each Quarter, a Ratio of Funded Debt to EBITDA for the four most recently completed Quarters of equal to or less than the following amounts:

PERIOD ENDING	AMOUNT
December 31, 2008	3.25
December 31, 2009	2.75
Thereafter	2.25

9.2	Fixed Charge Coverage Ratio

The Companies shall maintain on a consolidated basis, determined as of the end of each Quarter, a Fixed Charge Coverage Ratio for the most recently completed Quarters of at least the following amounts:

PERIOD ENDING	AMOUNT
December 31, 2008	1.00
December 31, 2009	1.05
Thereafter	1.05

9.3	Effective Tangible Net Worth

The Companies on a consolidated basis, will not permit their Effective Tangible Net Worth to be less than a negative $750,000, determined as of the end of each Quarter, beginning with the Quarter ending March 31, 2008.

Section 10. EVENTS OF DEFAULT

Events of Default are stated in the Note, a form of which is attached as Exhibit B.

Section 11. INDEMNIFICATION BY THE COMPANY

Each Company shall indemnify and hold the Indemnified Party harmless from and against Indemnified Losses incurred by or asserted against any Indemnified Party related to, caused by, resulting or arising directly or indirectly from or in connection with any inaccuracy in or breach of any representation or warranty, or any failure to perform or observe fully any covenant, agreement or provision contained herein, in the Related Documents or in any other certificate, instrument or documents delivered by the Company in connection herewith or therewith, provided however that such indemnification shall not extend to losses resulting from the willful misconduct or gross negligence of an Indemnified Party. Indemnified Losses shall be payable as and when incurred upon demand of the Indemnified Party, until or unless a final judicial determination is made that an Indemnified Party is not entitled to such indemnification as a result of its willful misconduct or gross negligence. The foregoing indemnification provisions are in addition to any statutory, equitable or common law remedy available to the Purchaser, and shall survive the termination of this Purchase Agreement and the Related Documents.

Section 12. MISCELLANEOUS

12.1	Amendment, Modification or Restatement

The Parties may, by mutual agreement, amend, modify or restate any provision or the entirety of this Purchase Agreement or any Related Document, provided that each such amendment, modification or restatement shall be in writing and shall be executed and delivered by each Party.

Unless otherwise specified in such amendment, modification or restatement:

(a) the amended or modified provisions shall be effective as of the date of such amendment;

(b) such amendment shall not be deemed to constitute a waiver of any Default that has occurred and is continuing as of the effective date thereof;

(c) each Company shall be deemed to have reconfirmed each of the representations and warranties set forth herein as of the effective date of such amendment;

(d) all terms defined herein shall have the same definition in such amendment;

(e) such amendment shall be deemed to be a Related Document and the provisions of this Section 12.1 shall be applicable to such amendment; and

(f) this Purchase Agreement and each Related Document shall be deemed to remain in full force and effect, as so amended, modified or restated.

Unless otherwise specified, all Related Documents concerning security shall remain in full force and effect. The Purchaser may, in its sole discretion, condition its agreement to any amendment, modification or restatement upon the payment of money, the granting of additional security, the providing additional guarantees or other acts or concessions by any Company or any other Person.

12.2	Waiver of Compliance

The Parties may, by mutual agreement, waive compliance with any provision of this Purchase Agreement or any Related Document or any Default or Event of Default; provided that each such waiver shall be in writing and shall be executed and delivered by each Party. Each such waiver shall be effective only in the specific instance and for the specific purpose for which it is given.

The Purchaser may, in its sole discretion, refuse to grant any such waiver or condition any such waiver upon the payment of money, the granting of additional security, the providing of additional guarantees or other acts or concessions by any Company or any other Person.

12.3	Consent or Approval of Purchaser

Whenever this Purchase Agreement or any Related Document provides that an action may be taken with the “consent” or “approval” of the Purchaser, such consent or approval must be in writing signed by the Purchaser. Each such consent or approval shall be effective only in the specific instance and for the specific purpose for which it is given.

Unless this Purchase Agreement or the Related Document specifically provides that the Purchaser shall not “unreasonably withhold” such consent or approval, the Purchaser may, in its sole discretion, refuse to grant any such consent or approval, or condition any such consent or approval upon the payment of money, the granting of additional security, the providing of additional guarantees or other acts or concessions by any Company or any other Person.

Where this Purchase Agreement or any Related Document provides that the Purchaser shall not “unreasonably withhold” any consent or approval, any of the following shall by way of example and not limitation, constitute an appropriate reason to withhold such consent or approval:

(a) imposing additional unreimbursed cost, expense or liability upon the Purchaser or its Affiliates;

(b) releasing any Person liable for any obligation under this Purchase Agreement or any Related Document;

(c) limiting in any material respect the practical ability of the Purchaser to enforce any of its rights or remedies under this Purchase Agreement or any Related Document;

(d) diminishing the value of the Warrant Shares;

(e) causing or potentially causing the Purchaser or its Affiliates to violate or breach any agreement by which they are bound, the terms of their Charter Documents or any Applicable Law;

(f) releasing any security for any of the obligations under this Purchase Agreement or any Related Document;

(g) subordinating or further subordinating of any of the rights of the Purchaser under this Purchase Agreement or any Related Document to the rights of any other Person; or

(h) reducing the Purchaser’s percentage of the Fully Diluted Membership Shares.

12.4	Forbearance

The Purchaser may, in the sole exercise of its discretion, with or without notice to any Company, forbear from declaring an Event of Default under this Purchase Agreement or any Related Document, or exercising or enforcing any right or remedy hereunder or thereunder.

Unless the Purchaser otherwise agrees in writing, no such forbearance shall be deemed to toll the passage of any time period, waive the Purchaser’s right to declare such Event of Default or exercise or enforce any such right or remedy at any time, suspend the accrual of Interest or waive any Assessment that would otherwise accrue or become due, constitute a basis for laches or estoppel, or preclude the exercise or enforcement of any other right or remedy or declaration of any other Event of Default under this Purchase Agreement or any Related Document. The Purchaser may, in the sole exercise of its discretion, condition any forbearance upon the payment of money, the granting of additional security, the providing of additional guarantees or other acts or concessions by any Company or any other Person.

12.5	No Implied Rights or Waivers

No notice to or demand on any Company in any case shall entitle such Company to any other or further notice or demand in the same, similar and other circumstances. Neither any failure nor any delay on the part of the Purchaser in exercising any right, power or privilege under this Purchase Agreement or any other Related Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of the same or the exercise of any other right, power or privilege.

12.6	Payment of Fees and Expenses

Each Company shall reimburse the Purchaser for all fees and expenses (including reasonable legal fees and expenses) incurred by the Purchaser in connection with its due diligence investigation and the negotiation, preparation and closing of the transactions contemplated in this Purchase Agreement and the Related Documents. Payment shall be made on the Closing Date of all accrued fees and expenses incurred through the day immediately prior to the Closing Date, and promptly upon receipt of any statement for fees and disbursements incurred thereafter, including at the closing and post-closing. After the Closing Date, each Company shall reimburse the Purchaser for all expenses (including reasonable legal fees and expenses) incurred in connection with the investigation and determination of an Event of Default, the enforcement of this Purchase Agreement and the Related Documents, the collection of amounts due under this Purchase Agreement and the Related Documents, the preparation, negotiation and review of any amendment, modification or restatement of this Purchase Agreement or the Related Documents, and any consent, waiver, forbearance or other agreement provided for herein or in the Related Documents. This obligation shall survive the termination of this Purchase Agreement and the Related Documents.

12.7	Entire Agreement

This Purchase Agreement and the Related Documents constitute the entire agreement relating to the subject matter hereof among the Parties and supersede all prior or contemporaneous agreements between the Parties. The Parties have not relied upon any representations, inducements, promises, undertakings or agreements other than those expressly set forth in this Purchase Agreement or the Related Documents.

12.8	Severability

If any provision of this Purchase Agreement or any Related Document is held to be invalid, void or unenforceable for any reason, the remaining provisions shall nevertheless continue in full force and effect, provided that nothing in this Section 12.8 shall be construed to limit or waive the breach of any representation with respect to enforceability of this Purchase Agreement.

12.9	Third Party Beneficiaries, Successors and Assigns

The obligations of each Party under this Purchase Agreement and any Related Document shall inure solely to the benefit of the other Party, and no other Person shall have any legal or equitable right, remedy, or claim under or with respect to this Purchase Agreement or the Related Documents. This Purchase Agreement and the Related Documents shall inure to and be binding upon the successors and assigns of the Parties, subject to Section 12.13.

12.10	Legal Representation

Each of the Parties has been represented by independent legal counsel in connection with the negotiation, drafting and execution of this Purchase Agreement and the Related Documents, and each Party expressly waives to the fullest extent permitted by Applicable Law any claim that this Purchase Agreement or any Related Document constitutes a contract of adhesion; the protection of any Applicable Law protecting individuals or consumers in credit transactions; any usury or similar law limiting interest or other fees or compensation in a credit transaction; any claim that this Purchase Agreement or any Related Document constitutes a partnership, joint venture, trust or similar arrangement; any claim that this Purchase Agreement or any Related Document imposes any fiduciary or agency duty upon the Purchaser or any of its agents; and any implied representation, warranty or covenant.

12.11	Rules of Construction

Unless otherwise specified, the following rules shall be applied in construing the provisions of this Purchase Agreement and the Related Documents.

(a) All accounting terms not specifically defined shall be construed in accordance with GAAP.

(b) Terms that imply gender shall apply to all genders.

(c) Headings are included solely for purposes of reference and shall be ignored in construing the provisions of this Purchase Agreement or any Related Documents.

(d) The Exhibits, Schedules and Glossary of Defined Terms attached to this Purchase Agreement or any Related Document are incorporated herein and in each Related Document by reference.

(e) “Herein,” “hereto,” “hereof” and words of similar import refer to this Purchase Agreement or any Related Documents (as applicable).

(f) The word “and” connotes “each and every,” and the word “or” connotes “any one or more.”

(g) The word “including” is deemed to be followed by the words “without limitation”.

(h) When used in connection with a specific date or time, (i) the word “from” connotes “from and including,” (ii) the word “through” connotes “through and including,” (iii) the word “before” connotes “on or before,” (iv) the word “after” connotes “on or after,” (v) “next” day or Business Day connotes the “first day or Business Day immediately succeeding” such date, and (vi) “prior” or “preceding” day or Business Day connotes the “first day or Business Day immediately proceeding” such date.

(i) In counting a number of days or Business Days (i) “after” or “following” a specified date, counting commences with the first day or Business Day (as applicable) following such date and ends on and includes the last day or Business Day (as applicable) counted, and (ii) “before” or “prior” to a specified date, counting commences with the first day or Business Day (as applicable) preceding such date and ends on and includes the last day or Business Day (as applicable) counted.

(j) Unless otherwise provided, an event or act is deemed to occur on a specified day or Business Day only if it occurs before 4:00 p.m. on that day or Business Day (as applicable) and, if it occurs after that time, is deemed to occur on the next day or Business Day (as applicable).

(k) Any reference to any law or regulation refers to that law or regulation as amended from time to time and to the corresponding provision of any successor law or regulation.

(l) Any reference to any agreement or other document refers to that agreement or other documents as amended, modified or restated from time to time.

(m) The recitals are the mutual representations of the Parties and are a part of the document in which they appear.

(n) Any reference to any Person shall be construed as a reference to that Person’s successors, assigns, heirs or estate or personal representative.

(o) No consideration or evidentiary weight shall be given to any prior draft or markup of any document; the identity of the Party (or its counsel) drafting or proposing any provision of a document; any summary or description of any proposed term or provision set forth in any term sheet, commitment letter or written presentation produced prior to the date hereof; or perceived or alleged differences among the Parties with respect to bargaining advantage, sophistication in financial affairs or access to information.

(p) Where any provision herein refers to an action to be taken or an action being prohibited from being taken, by any Person, such provision shall apply whether such action is taken directly or indirectly by such Person.

(q) With regard to all dates and time periods set forth or referred to in this Purchase Agreement or the Related Documents, time is of the essence.

12.12	Notice

(a) Any notice or other communication required or permitted to be given or made under this Purchase Agreement or any Related Document (i) shall be in writing, (ii) may be delivered by hand delivery, First Class U.S. Mail (regular, certified, registered or expedited delivery), FedEx, UPS Overnight, Airborne or other nationally recognized delivery service or facsimile and (iii) shall be delivered or transmitted to the appropriate address as set forth below.

(b) Each notice or other communication shall be delivered or addressed to a Party at its address set forth below. A Party’s address for notice may be changed from time to time by notice given to each of the other Parties.

Companies:

c/o DPAC Technologies Corp.

5675 Hudson Parkway

Hudson, Ohio 33236

Attention: Steve Runkel

Telephone No. (440)

Fax No. (440)

With a copy to:

Buchanan Ingersoll & Rooney PC

301 Grant Street, 20th Floor

Pittsburgh, PA 15219

Attention: Perry S. Patterson

Telephone No. (412) 562-8425

Fax No. (412) 562-1041

Purchaser:

Canal Mezzanine Partners, L.P.

1737 Georgetown Road, Suite A

Hudson, OH 44236

Attention: Shawn M. Wynne

Telephone No. (330) 650-6684

Fax No. (330) 528-0142

With a copy to:

Calfee, Halter & Griswold LLP

1400 KeyBank Center

Cleveland, OH 44114

Attention: John M. Mino

Telephone No. (216) 622-8448

Fax No. (216) 622-0816

(c) Absent fraud or manifest error, a receipt signed by the addressee or its authorized representative, a certified or registered mail receipt, a signed delivery service confirmation or a fax confirmation of transmission shall constitute proof of delivery. Any notice actually received by the addressee shall constitute delivery notwithstanding the failure to comply with any provisions of this subsection.

(d) A notice delivered by regular First Class U.S. Mail shall be deemed to have been delivered on the third Business Day after its post-mark. Any other notice shall be deemed to have been received on the date and time of the signed receipt or confirmation of delivery or transmission thereof, unless that receipt or confirmation date and time is not a Business Day or is after 5:00 p.m. local time on a Business Day, in which case such notice shall be deemed to have been received on the next succeeding Business Day.

12.13	Assignment

(a) The Companies shall not, and shall not attempt or purport, to assign or transfer to any Person or permit any other Person to assume or undertake any of such Companies rights, duties or obligations under this Purchase Agreement or any Related Document without the prior written consent of the Purchaser, which consent may be granted in its sole discretion. Any assignment in contravention of this provision shall be void.

(b) The Purchaser may, in the sole exercise of its discretion, (i) assign (with or without recourse) all of its rights, duties and obligations under this Purchase Agreement and the Related Documents to any Affiliate, including any partner of the Purchaser; (ii) sell or transfer all or any part of the Securities to any Affiliate; (iii) sell a participation in the Securities to any Affiliate, any partner of the Purchaser or any Accredited Institutional Investor; or (iv) distribute all or part of the Securities to the partners of the Purchaser as an in-kind distribution. The Purchaser shall not be required to notify the Companies of any of the foregoing assignments, participations or distributions; provided, however, that until the Companies receive such notice, the Companies shall be entitled to treat the Purchaser as the sole owner of the Securities. With the consent of each Company, which consent shall not be unreasonably withheld, the Purchaser may, subject to Applicable Laws (i) assign (with or without recourse) all of its rights, duties and obligations under this Purchase Agreement and the Related Documents to any Accredited Institutional Investor, or (ii) sell or transfer all or any part of the Securities to any Person.

12.14	Further Assurances

Each Party agrees to execute and deliver such further documents and instruments and to do such further acts and things as may be necessary or desirable to carry out the intent and purposes of this Purchase Agreement and the Related Documents.

12.15	Closing of the Transaction

It is anticipated that the transactions contemplated by this Purchase Agreement may be closed and consummated by the transmission of documents, signature pages of documents and funds by mail, delivery service, fax or other electronic transmission. Each Party agrees that the faxed delivery of a counterpart signature page to the other Party or its representatives shall constitute such Party’s execution and delivery thereof. The Parties agree that the attachment of original or faxed signature pages of any document by legal counsel acting in such capacity, and in accordance with instructions, shall constitute the execution and delivery of such documents.

The closing shall be deemed to have occurred and this Purchase Agreement and the Related Documents shall be deemed to have been simultaneously executed and delivered by all Parties in Hudson, Ohio on the Closing Date.

12.16	Counterparts

This Purchase Agreement and any Related Document may be executed in one or more counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same agreement.

12.16	California Waiver Provisions

Each Company agrees that the “fair market value” provisions of Section 580a of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction shall have no applicability with respect to the determination of such Company’s liability in any guarantee contained in this Purchase Agreement or the Related Documents. Without limiting the generality of any waiver in any guarantee contained in this Purchase Agreement or the Related Documents, each Company hereby waives, to the maximum extent permitted by law, any and all benefits under any one or more of California Civil Code Section 2787 through and including Section 2855 or any similar laws of any other applicable jurisdiction. Without limiting the generality of any other waiver or other provision set forth in any guarantee contained in this Purchase Agreement or the Related Documents, each Company waives, to the maximum extent permitted by law, all rights and defenses arising out of an election of remedies by the holders of the Securities (other than the Purchased Shares) even though such election of remedies, such as a nonjudicial foreclosure with respect to any security for the Indebtedness, has destroyed such Company’s rights of subrogation and reimbursement against such Company, by the operation of applicable law. The right of the holders of the Securities (other than the Purchased Securities) to enforce any guarantee contained in this Purchase Agreement or the Related Documents is absolute and is not contingent upon the genuineness, validity or enforceability this Purchase Agreement or the Related Documents. Each Company waives, to the maximum extent permitted by law, all benefits and defenses it may have under California Civil Code Section 2810 or any similar laws in any other applicable jurisdiction and agrees that the rights of the holders of the Securities (other than the Purchased Shares) under any guarantee contained in this Purchase Agreement or the Related Documents shall be enforceable even if such Company had no liability at the time of execution of the this Purchase Agreement or the Related Documents or later ceases to be liable. Each Company waives, to the maximum extent permitted by law, all benefits and defenses it may have under California Civil Code Section 2809 or any similar laws in any other applicable jurisdiction with respect to its obligations under any guarantee contained in this Purchase Agreement or the Related Documents and agrees that rights of the holders of the Securities (other than the Purchased Shares) under this Purchase Agreement or the Related Documents (other than the Purchased Shares) will remain enforceable even if the amount, if any, secured by this Purchase Agreement or the Related Documents (other than the Purchased Shares) is larger in amount and more burdensome than that for which such Company is responsible. The enforceability of any guarantee contained in this Purchase Agreement or the Related Documents against any Company shall continue until all Indebtedness has been paid in full and shall not be limited or affected in any way by any impairment or any diminution or loss of value of any security or collateral for any Company’s obligations under this Purchase Agreement or any Related Documents, from whatever cause, the failure of any security interest in any such security or collateral or any disability or other defense of the Companies, any other guarantor of the Companies’ obligations under any other Related Document, any pledgor of collateral for any person’s obligations to the holders of the Securities (other than the Purchased Shares) or any other person in connection with this Purchase Agreement or the Related Documents (other than the Purchased Shares). Each Company waives, to the maximum extent permitted by law, all benefits and defenses it may have under California Civil Code Sections 2845 and 2850, and until all of the Indebtedness (other than contingent indemnification obligations) have been paid in full, California Civil Code Section 2849 or any similar laws of any other applicable jurisdiction with respect to its obligations under any guarantee contained in this Purchase Agreement or the Related Documents, including the right to require the holders of the Securities (other than the Purchased Shares) to (A) proceed against any Company, any guarantor of any Company’s obligations under any Related Document, any other pledgor of collateral for any person’s obligations to the holders of the Securities (other than the Purchased Shares) or any other person in connection with the Indebtedness, (B) proceed against or exhaust any other security or collateral holders of the Securities (other than the Purchased Shares) may hold, or (C) pursue any other right or remedy for each such Company’s benefit, and agrees that the holders of the Securities (other than the Purchased Shares) may exercise their right under any guarantee contained in this Purchase Agreement or the Related Documents without taking any action against any Company, any other guarantor of such Company’s obligations under this Purchase Agreement or any Related Documents, any pledgor of collateral for any person’s obligations to holders of the Securities (other than the Purchased Shares) or any other person in connection with the Indebtedness, and without proceeding against or exhausting any security or collateral holders of the Securities (other than the Purchased Shares) hold.

12.17	Governing Law

This Purchase Agreement and the Note were negotiated in the State of Ohio and accepted by the Purchaser in the State of Ohio, and the Note Purchase Price shall be disbursed from the State of Ohio. The Parties agree that the State of Ohio has a substantial relationship to the transactions evidenced hereby and further agree that this Purchase Agreement and the Related Documents shall be governed by and construed in accordance with the laws of the State of Ohio without regard to conflicts of laws principles.

12.18	Waiver of Jury Trial

The Parties, each after consulting or having had the opportunity to consult with legal counsel, knowingly, voluntarily and intentionally waive any right they may have to a trial by jury in any Litigation. No Party shall seek to consolidate, by counterclaim or otherwise, any Litigation in which a jury trial has been waived with any other Litigation in which a jury trial cannot be or has not been waived.

12.19	Consent to Jurisdiction, Venue and Service of Process

The Parties, each after having consulted or having had the opportunity to consult with legal counsel, knowingly, voluntarily, intentionally, and irrevocably: (i) consents and submits to the exclusive jurisdiction of the Common Pleas Court of Summit County, Ohio and the United States District Court for the Northern District of Ohio, Eastern Division with respect to any Litigation; (ii) waives any objection to the jurisdiction and venue of any Litigation in either such court; (iii) agrees not to commence any Litigation except in either of such courts or to contest the removal of any Litigation commenced in any other court to either of such courts; (iv) agrees not to seek to remove, by consolidation or otherwise, any Litigation commenced in either of such courts to any other court; and (v) waives personal service of process in connection with any Litigation and consents to service of process by registered or certified mail, postage prepaid, addressed as set forth herein or in any other manner permitted by law. Unless the Parties otherwise agree, all discovery shall be conducted in Hudson, Ohio and each Party shall bear its own expenses in connection therewith.

In the event that any Party commences Litigation in any court other than as specified in this Section and such Litigation is dismissed, stayed or removed by virtue of the enforcement of this Section, (i) such Party shall reimburse the other Parties for all legal fees and other expenses incurred in defending such Litigation and securing such stay, dismissal or removal (including costs incurred in connection with discovery), and (ii) all discovery and responsive pleading shall be stayed pending the determination of any motion to cause such Litigation to be dismissed, stayed or removed to one of the courts specified in this Section.

These provisions shall not be deemed to have been modified in any respect or relinquished by any Party except by written instrument executed by each of them.

[signatures appear on following page]

IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be executed and delivered effective as of the date first written above.

Companies:		Purchaser:

DPAC TECHNOLOGIES CORP. a California corporation		CANAL MEZZANINE PARTNERS, L.P. a Delaware limited partnership

By:	/s/ Steven D. Runkel Steve Runkel, Chief Executive Officer	By:	Canal Mezzanine Management, LLC, an Ohio limited liability company
		Title:	General Partner

QUATECH, INC. an Ohio corporation			By:	Canal Holdings, LLC an Ohio limited liability company
			Title:	Managing Member

By:	/s/ Steven D. Runkel Steve Runkel, Chief Executive Officer			By:	/s/ Shawn M. Wynne
				Name:	Shawn M. Wynne
				Title:	Authorized Signer

Signature Page to Note and Warrant Purchase Agreement